Exhibit 10.1

HYPERSCALE DATA, Inc.

Amended and Restated Forbearance Agreement for

10% OID Convertible Promissory Note

This amended and restated forbearance agreement (the “Agreement”), dated as February 25, 2025, amends and restates the forbearance agreement dated December 10, 2024 (the “Original Forbearance Agreement”) entered into by and between Esousa Group Holdings LLC (“Esousa”) and Hyperscale Data, Inc. (formerly, Ault Alliance, Inc.) (“HDI”). The Original Forbearance Agreement related to a forbearance on the 10% OID Convertible Promissory Note dated July 19, 2024, as previously amended (the “Note”), issued to Esousa by HDI. All capitalized terms in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Original Forbearance Agreement.

WHEREAS, the Note matured on October 19, 2024.

WHEREAS, the Original Forbearance Agreement was in the principal amount of Eight Hundred Fifty-Three Thousand Sixty-Seven Dollars and Ninety-Three Cents ($853,067.93) (the “Original Forbearance Note” and together with the Note, the “Original Notes”).

WHEREAS, as consideration for the issuance of the Original Forbearance Note, Esousa agreed to further forbear on the Note, to not foreclose on or declare the Note in default until December 31, 2024.

WHEREAS, as of February 24, 2025, the total outstanding amount owed on the Original Forbearance Note was Eight Hundred Eighty-Six Thousand Seven Hundred Twenty-Three Dollars and Twenty-One Cents ($887,985.29), representing Eight Hundred Fifty-Three Thousand Sixty-Seven Dollars and Ninety-Three Cents ($853,067.93) of Principal and Thirty-Four Thousand Nine Hundred Seventeen Dollars and Thirty-Six Cents ($34,917.36) of accrued but unpaid interest.

WHEREAS, as of February 25, 2025, the Conversion Price of the Original Forbearance Note was $5.47.

WHEREAS, as a result of the decline in the price of the Common Stock since the date of issuance of the Original Forbearance Note, the value of the shares issuable to Esousa upon conversion of the Original Forbearance Note has declined, and HDI wishes to provide a true-up to Esousa to reflect the approximate difference between the existing Conversion Price of the Note and a conversion price of $2.00 per share, which is an amount equal to Two Million Three Hundred Thousand Ninety-Eight Dollars and Four Cents ($2,300,098.04) (the “True-Up Amount”).

WHEREAS, HDI has agreed to pay Esousa a forbearance extension fee of Three Hundred Eleven Thousand Nine Hundred Sixteen Dollars and Sixty-Seven Cents ($311,916.67) (the “Extension Fee”), representing six percent (6%) of the total Principal Amount due under the Note as of February 25, 2025.

WHEREAS, HDI and Esousa have agreed to amend and restate the Original Forbearance Note, in the form attached hereto as Exhibit A (the “A&R Forbearance Note” and together with the Note, the “Current Notes”), to (i) extend the Maturity Date, (ii) revise the Principal Amount of the Original Forbearance Note as of February 21, 2025 by adding the True-Up Amount and Extension Fee pursuant to the terms of this Agreement, (iii) reduce the Conversion Price of the Original Forbearance Note to $2.00 per share and (iv) require a payment of $250,000.00 (the “Initial Payment”) towards the Principal Amount of the Note no later than March 6, 2025 (the “Initial Payment Date”).

WHEREAS, as consideration for the issuance of the A&R Forbearance Note, Esousa has agreed to (i) further forbear on the Note, to not foreclose on or declare the Note in Default through May 15, 2025 (the “Forbearance”) and (ii) cancel all remaining amounts due under the Note and/or the A&R Forbearance Note upon Esousa receiving aggregate proceeds of $5.5 million on or after the date of this Agreement, either through cash payments by HDI on the Current Notes (principal and/or interest) or net proceeds from the sale of Conversion Shares issued upon conversion of the Current Notes.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       HDI hereby issues the A&R Forbearance Note to Esousa.

2.       For agreeing to enter into this Agreement and issue the A&R Forbearance Note, Esousa agrees to the Forbearance.

3.    Notwithstanding the date of execution hereunder, this Agreement shall be deemed effective as of December 31, 2024, and Esousa confirms and acknowledges that no Event of Default occurred under the Original Notes as a result of any lapse of time between December 31, 2024 and the date of execution of this Agreement.

4.     Notwithstanding anything to the contrary contained in this Agreement, the Original Notes or the A&R Forbearance Note, at such time that Esousa receives aggregate proceeds of $5.5 million on or after the date of this Agreement (the “Repayment Threshold”), either through (i) cash payments by HDI on the Current Notes (principal and/or interest), (ii) receipt of net proceeds from the sale of Conversion Shares issued upon conversion of the Current Notes or (iii) a combination of (i) and (ii), then, the parties agree that at such time, with immediate effect and without any further action required by either HDI or Esousa, any further amounts owed under the Current Notes, whether principal, interest, default interest, fees, expenses, liquidated damages or other, shall be forgiven by Esousa in its entirety, HDI shall have no further obligation to Esousa under the Current Notes, and the Current Notes shall be deemed repaid in full and null and void. Provided that the Initial Payment is paid to Esousa no later than the Initial Payment Date, in the event that Esousa receives aggregate proceeds in excess of the Repayment Threshold (any such amounts, “Excess Proceeds”), Esousa agrees that such Excess Proceeds shall be applied as a repayment by RiskOn International, Inc. (“ROI”), a majority owned subsidiary of HDI, to Esousa pursuant to the term note issued by ROI to Esousa on February 9, 2024, as amended (the “ROI Note”). If the Initial Payment is not made no later than the Initial Payment Date, no Excess Proceeds shall be applied to the repayment of the amount outstanding amount under the ROI Note. Until such time as the Current Notes are no longer outstanding, Esousa agrees to provide HDI, on every Monday, with copies of all brokerage statements showing any transactions involving the Common Stock of HDI for the prior week. HDI and Esousa agree to calculate and confirm the amounts received by Esousa towards the Repayment Threshold on a weekly basis, and use their best efforts to resolve any differences in the records kept by each party. In the event of any conflict between the terms of this Section 4 of the Agreement and the Current Notes, the terms of this Section 4 of the Agreement shall control.

5.       This Agreement shall be binding on the Holder and all of its successors, heirs, personal representatives and assigns and permitted transferees.

6.       Except as amended hereby, the Original Notes shall remain unmodified and are hereby ratified in all respects.

7.     This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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8.       All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of HDI and Esousa hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any of the Current Notes or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Agreed this 25th day of February, 2025.

HYPERSCALE DATA, INC.		ESOUSA GROUP HOLDINGS LLC

By:		By:
	Milton C. Ault, III		Michael Wachs
	Executive Chairman		Managing Member

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